UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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General Electric Company

(Name of Registrant as Specified In Its Charter)

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Commencing April 7, 2011, General Electric Company sent the following communication to certain shareowners.

We write to bring to your attention a significant disagreement between the Company and ISS with respect to ISS’s Proxy Report regarding the proposals to be voted on at GE’s annual meeting of shareowners to be held on April 27, 2011.

In its report, ISS recommends a vote “against” the Company’s recommendation on the advisory vote on executive compensation asserting that there is a misalignment between long-term Company performance and the compensation of our CEO. We strongly disagree with ISS’s analysis, which evaluates stock-price performance over a multi-year period, but evaluates CEO compensation on a year-over-year basis. For the reasons set forth below, we believe ISS’s recommendations are based on incomplete and inaccurate analysis and we urge you to vote “FOR” the advisory vote on executive compensation.

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ISS’s analysis fails to consider actions that aligned pay with performance during the recession. GE’s Management Development and Compensation Committee looks at performance and compensation over time, and we believe that it is important for shareowners as well to look at our CEO’s compensation over recent years and evaluate his 2010 compensation in that light. In evaluating our CEO’s pay, our shareowners should consider that he has not received a salary increase since 2005, he declined a cash bonus in both 2008 and 2009 and he declined in 2009 an $11.7 million payout he earned under the Company’s long-term performance plan. By focusing on year-over-year changes in compensation and failing to evaluate either overall compensation levels or past compensation actions, ISS’s analysis has the effect of distorting GE’s compensation programs and penalizing GE’s Management Development and Compensation Committee and our CEO for taking responsible actions in 2008 and 2009 to demonstrate restraint during periods of economic uncertainty.

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Mr. Immelt’s pay increased a modest 6.4% since 2007, the last year he received a bonus. If our CEO’s pay is evaluated on a year-over-year basis, we believe that it is most appropriate to compare his compensation in 2010 with that in 2007 because 2007 was the last year in which he received a bonus award. The increase from 2007 to 2010 was 6.4%, excluding the increase in the value of his pension. We are excluding the increase in pension value because (1) it is based on an increase in service and age and changes in actuarial pension assumptions and does not result from any changes in his actual compensation, and (2) we understand from discussions with our large institutional shareowners that they customarily exclude the pension value for purposes of analyzing CEO pay.

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ISS’s valuation of Mr. Immelt’s option grant significantly overstates his total compensation. We also take issue with the way that ISS values our CEO’s 2010 compensation. ISS’s Proxy Report measures his total compensation at $28,536,000, whereas GE’s 2011 proxy statement measures total CEO compensation at $21,428,765. As explained below, the primary cause of this difference is a difference in the assumptions used in the calculation of the grant date fair value of the CEO’s option award in March 2010 using the Black Scholes option pricing model. GE’s proxy statement reports these options as having a grant date fair value of $7,400,000, whereas ISS values the award at $14,507,000.

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ISS’s model to value options differs from GE’s model and is inconsistent with applicable accounting guidance. ISS does not perform its own analysis but instead relies on a third-party vendor to determine the assumptions for valuing options under Black Scholes. GE’s grant date fair value of the CEO’s option award in the proxy statement is the same as that used for purposes of recording the compensation expense in its audited financial statements, and we believe our assumptions are appropriate and reasonable. We believe that the assumptions underlying the fair value of the CEO’s option award reported in the ISS Proxy Report are not appropriate or reasonable. For example, ISS measures expected volatility by looking at GE stock price volatility over the three years prior to the March 2010 grant date, which is not reflective of the expected term of the options and limits the measurement period to three of the most volatile years for GE stock. GE, in contrast, applies a model that is consistent with SEC and FASB guidance. GE’s model estimates expected volatility based on a seven-year historical period (consistent with the expected term of the options) and implied volatility from traded options. We have consistently used this method for estimating expected future volatility since we began reporting the fair value of stock compensation in the summary compensation table and believe it is more representative of expected future volatility. We are highlighting this difference in methodology because shareowners might assume that ISS’s methods and assumptions are the same as the Company’s. They are not. ISS’s methodology results in higher expected volatility, which results in a significantly higher value for the options and, consequently, significantly overstates the period-to-period changes in CEO compensation.